Exhibit 10.5

EXTENSION AND MODIFICATION AGREEMENT

This Extension and Modification Agreement is made and entered into this 1st day of July, 2005, by and between WILBUR ST. CORP. (“hereinafter referred to as Landlord”) and ADVANCED BIOFRACTURES CORP. and BIOSPECIFICS TECHNOLOGY CORP. (“hereinafter referred to as Tenant”).

WHEREAS, a Commercial Lease Agreement has heretofore been entered into between Landlord and Tenant, dated January 30, 1998, governing the premises known as 35 Wilbur Street, Lynbrook, New York 11563, which Lease commenced February 1, 1998 and terminates January 31, 2005; and

WHEREAS, the parties to said Lease and a related corporation, BIOSPECIFICS TECHNOLOGY CORP., elect to extend that Agreement;

NOW, THEREFORE, the Agreement is extended in its entirety except as modified as follows:

ARTICLE II – LEASE TERM

Section 1.   Total Term of Lease. The Lease shall commence on July 1, 2005 and terminate on June 30, 2010.

ARTICLE IV – DETERMINATION OF RENT

Section 1.   Annual Rent. Shall be amended to read “commencing on February 1, 2006, the annual rent for the term of the Lease shall be One Hundred Fifty Thousand Dollars ($150,000.00).

Section 2.   Payment of Yearly Rent. Shall be amended to read a monthly payment of Twelve Thousand Five Hundred Dollars ($12,500.00).

ARTICLE VI – TAXES

Section 2.   Real Estate Taxes. Shall be amended so that the second sentence shall read “From and after the Commencement Date, the Tenant shall pay to the Landlord quarterly all real estate taxes and assessments applicable to the Leased Premises, together with any interest and penalties lawfully imposed thereon as a result of Tenant’s late payment thereof, which shall be levied upon the Leased Premises during the term of this Lease.”

ARTICLE X – INDEMNITY BY TENANT

Section 1.   Indemnity and Public Liability. Shall be amended to read “liability insurance with limits of not less than two million dollars” and $”500,000.00 property damage Insurance.”

ARTICLE XIII – INSURANCE

Section 1.   Insurance Proceeds. Shall be amended to add the following at the beginning of the Section. Tenant shall purchase and pay for a policy of insurance on behalf of the Landlord which insures the premises for damage or destruction by virtue of any risks, including terrorism.

Section 4.   Rent Insurance. Tenant shall purchase on behalf of the Landlord rent insurance for the term of the Lease, including base rent and any additional rent for taxes and assessment.

ARTICLE XVIII – EXTENSIONS/WAIVERS/DISPUTES

Section 1.   Extension Period. Shall be amended to read the following: Providing Tenant is not in default under any of the provisions of this Lease, Tenant shall have the right to renew for an additional five (5) years at an annual increase of the CPI for each year thereafter.

ARTICLE XX – MISCELLANEOUS

Add the following:

Section 13.   Net Lease. This Lease shall be deemed and construed to be a “net lease” and Tenant shall pay to the Landlord absolutely net through the term of this lease their rent, additional rent, and other payments hereunder free of any charges, assessments, imposition or deductions of any charges, assessments, imposition or deductions of any kind and without abatement, deduction or offset unless the parties agree in writing and under no circumstances or conditions whether now existing or thereafter arising, or whether beyond the present contemplation of the parties shall Landlord be expected or required to make any payment of any kind whatsoever or be under any other obligation or liability hereunder except as herein otherwise expressly set forth.

IN WITNESS WHEREOF, the parties hereto have executed this Extension and Modification Agreement the day and year first above written or have caused this Extension and Modification Agreement to be executed by their respective officers there unto duly authorized.

Signed, sealed and delivered in the presence of:

WILBUR ST. CORP.
Witness	By:	/s/ Edwin H. Wegman
Edwin H. Wegman, Pres.

ADVANCE BIOFACTURES CORP.
Witness	By:	/s/ Thomas Wegman
Thomas Wegman, EVP